Exhibit 99.1

3595 John Hopkins Court, San Diego, CA 92121 Telephone: 858 202 9000 Fax: 858 202 9001

Company Contact	Investor Relations Contact
Paul W. Hawran	Lippert/Heilshorn & Associates
Chief Financial Officer	Jody Cain (jcain@lhai.com)
(858) 202-9000	(310) 691-7100

SEQUENOM REPORTS 2007 FOURTH QUARTER AND FULL YEAR

FINANCIAL RESULTS

Introduces 2008 Financial Guidance

Conference call begins today at 4:30 p.m. Eastern time

SAN DIEGO, February 20, 2008 – Sequenom, Inc. (NASDAQ: SQNM), a leading provider of genetic analysis solutions, today reported financial results for the three and twelve months ended December 31, 2007.

Sequenom reported record quarterly revenues for the fourth quarter of 2007 of $11.1 million, an increase of 41%, compared with revenues of $7.9 million for the fourth quarter of 2006, and revenues for the full year of $41.0 million, an increase of 44%, compared with $28.5 million for 2006. The increase in revenues for the quarter and the year was primarily due to an increase in the number of placements of MassARRAY® systems, related consumables product sales and growth in the Contract Research Services group. The net loss for the fourth quarter of 2007 was $6.8 million, or $0.16 per share, compared with $5.3 million, or $0.16 per share, for the fourth quarter of 2006, including non-cash charges for stock-based compensation recognition of $1.1 million and $0.3 million, respectively. Sequenom also reported a net loss for the full year 2007 of $20.9 million, or $0.54 per share, versus a net loss for the full year 2006 of $ 17.6 million, or $0.71 per share, including non-cash charges for stock-based compensation expense of $3.1 million and $ 1.2 million, respectively.

Cost of product and service revenue for the fourth quarter of 2007 was $5.0 million, compared with $3.2 million for the fourth quarter of 2006, with the increase primarily associated with higher sales volumes. Gross margins were slightly lower due to increased expenses associated with the Contract Research Services group to accommodate expected future growth. Research and development expenses were $4.5 million for the fourth quarter of 2007, compared with $4.0 million for the same period in the prior year. Research and development expenses for the 2007 fourth quarter reflected additional expenses associated with noninvasive prenatal diagnostic technology and product development; product improvements and new applications for the MassARRAY platform; and increased headcount-related expenses including higher stock-based compensation expense. Selling, general and administrative expenses of $9.0 million for the fourth quarter of 2007 increased from $6.3 million for the fourth quarter of the prior year, as a

Sequenom Reports 2007 Fourth Quarter and Full Year Financial Results

result of an increase in the sales team’s worldwide presence, increased marketing and advertising expenses, headcount-related expenses including higher stock-based compensation expense and increased legal expense. Total costs and expenses for the fourth quarter of 2007 were $18.5 million, compared with $13.6 million for the comparable quarter in 2006.

Full Year 2007 Financial Results

Revenues for the full year 2007 totaled $41.0 million, an increase of 44%, compared with $28.5 million for full year 2006. Cost of product and service revenues for 2007 was $18.1 million, compared with $11.9 million in 2006. Total costs and expenses for the year ended December 31, 2007 were $63.5 million, compared with $47.8 million in 2006. Sequenom reported a net loss for the full year 2007 of $20.9 million, or $0.54 per share, versus a net loss for full year 2006 of $17.6 million, or $0.71 per share.

As of December 31, 2007, Sequenom had total assets of $76.1 million, compared with $39.9 million at December 31, 2006. Cash, cash equivalents, restricted cash and short-term investments of $53.1 million, accounts receivable of $11.0 million and inventories of $4.2 million at December 31, 2007, compared with $26.3 million, $4.8 million and $2.6 million, respectively, at December 31, 2006. Working capital grew from $23.7 million at December 31, 2006 to $53.7 million as a result of higher revenues associated with the genetic analysis business and net proceeds of approximately $46.4 million from our equity offering and private placement completed during 2007. Short-term investments at December 31, 2007 included $9.4 million in auction rate securities, which are subject to the overall credit market liquidity issues. These securities, issued by corporate and banking entities, currently maintain their AAA/AA credit rating.

“We finished 2007 with another strong quarter, completing a successful year in which we grew revenues 44% compared with 2006, reflecting solid contributions primarily from MassARRAY system placements and consumables as well as our Contract Research Services business,” stated Harry Stylli, Ph.D., President and Chief Executive Officer. “Among our many 2007 accomplishments, we strengthened our foothold in the genetic analysis business with the introductions of new products. Notably, we launched TYPER 4.0 genotyping software, which significantly enhances data quality, simplifies workflow and improves ease of use, and our Assays-By-SequenomTM service, which provides customers with the flexibility to choose SNPs of interest combined with the convenience and reliability of off-the-shelf pre-validated assay reagents. The first noninvasive prenatal genetic test based on our SEQureDx™ Technology was commercially launched late last year, providing us an entrée in the laboratory developed test (LDT) market.

Sequenom Reports 2007 Fourth Quarter and Full Year Financial Results

“This year promises to be even more exciting, as we continue to build on our genetic analysis business by adding new products directed toward further improving customer experience and we continue development of our molecular diagnostic programs, including our noninvasive prenatal diagnostic franchise,” he added. “We plan to introduce noninvasive prenatal genetic tests as laboratory developed tests, also know as ‘home brews,’ to be performed by licensees on the MassARRAY platform for Rhesus D (RhD) and FetalXY/Gender Screening, which may assist healthcare providers in the evaluation of high-risk pregnancies including those where there is a familial history of inherited disorders associated with the X chromosome. We are continuing to make progress toward commercializing a noninvasive genetic test for Down syndrome, announcing earlier today technical development progress and recently announcing initiation of a clinical assessment study that supports a planned test transfer to reference lab collaborators in late 2008, with commercial launch in the first half of 2009. We are also developing our exclusively licensed opti-nanopore technology, which has the potential to deliver a sub-thousand-dollar human genome analysis – an achievement that, with the advent of personalized medicine, could revolutionize healthcare.”

2007 Full Year and Recent Highlights

•	Genetic Analysis Product Introduction: In September 2007, we launched MassARRAY TYPER 4.0 genotyping software and the Assays-By-Sequenom service.

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Customer News: In January 2008, we strengthened our partnership with MetaMorphix, Inc., with its adoption of our MassARRAY and iPLEX® foundation technologies. In June 2007, we announced an alliance with SensiGen LLC to develop and commercialize an ultra-sensitive human papillomavirus test and other advanced proprietary diagnostics. In May 2007, we reported an agreement to provide quantitative gene expression (QGE) services to the Immune Tolerance Network, a highly-respected international collaboration of researchers who conduct clinical research of new immune-tolerance therapies. In January 2007, the Genome Institute of Singapore significantly expanded its nucleic acid analysis capabilities for fine mapping by upgrading its genetic analysis facility to include two new MassARRAY systems with application software packages for running our iPLEX Gold genotyping assay and our EpiTYPER assay.

•	International Operations: As a result of increasing demand, we opened direct offices in India and Japan, and expect further international expansion in 2008

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Noninvasive Prenatal Genetic Testing: In May 2007, we reported that our noninvasive fetal RhD genotyping assay using our MassARRAY technology demonstrated 100% concordance with routine European noninvasive RT-PCR methods for RhD. In February 2007, we further expanded our noninvasive prenatal diagnostic intellectual property portfolio by acquiring additional rights from the Chinese University of Hong Kong. In January 2007, we entered into a strategic collaboration with Qiagen N.V. to jointly develop a gold-standard preanalytical solution for fetal DNA enrichment for prenatal diagnostics.

Sequenom Reports 2007 Fourth Quarter and Full Year Financial Results

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Introduction of RhD Incompatibility Testing Service: In December 2007, we announced our commercial partner’s receipt of New York State approval for its RhD incompatibility test as a LDT using RT PCR methodology, the first noninvasive prenatal test based on our SEQureDx Technology.

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Clinical Studies: In January 2008, we announced that San Diego-based Sharp HealthCare was cleared to commence patient enrollment in a screening study to clinically assess our noninvasive SEQureDx Technology for the detection of fetal aneuploidy, including Down syndrome. Also in January 2008, we announced our intention to conduct a multi-center fetal RhD study at centers affiliated with the North American Fetal Therapy Network (NAFTNet) using our MassARRAY System and SEQureDx Technology.

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Technology Development: In September 2007, we announced plans to develop third-generation nanopore-based single-molecule sequencing technology licensed from Harvard University with the potential to provide a commercially viable, rapid-sequencing genotyping, methylation and gene expression solution.

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Key Executive Hires: In June 2007, Robert M. Di Tullio joined as Vice President, Regulatory Affairs, Quality and Clinical Affairs, bringing more than 30 years experience in the in vitro diagnostics industry. In April, biotech finance veteran Paul Hawran joined as Chief Financial Officer. In February, we named Steve Owings to the newly created position of Vice President of Commercial Development, Prenatal Diagnostics.

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New Board Members: We welcomed the following new board members during 2007: John A. Fazio, former Senior General Practice Partner of PricewaterhouseCoopers (PwC), in October; Richard A. Lerner, M.D., an accomplished researcher and executive, who currently serves as President of The Scripps Research Institute, in July; and Kathleen M. Wiltsey, who brings us biotechnology entrepreneurial experience in marketing and business development from her 14-year tenure at Amgen, Inc., in June.

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Publications: In March 2007, results of an independent study published in Nature Genetics revealed that the sensitivity of MassARRAY technology genotyping is consistent with prior genetic-association studies using pooled DNA samples and that MassARRAY technology may exceed the gold standard of Sanger sequencing for mutations profiling in tumor specimens. In January 2007, a research study published in Nature Medicine demonstrated that starting with a simple blood draw from a pregnant woman, an RNA single-nucleotide, polymorphism-based methodology alone, or in combination with other molecular determinations, should have the requisite accuracy for future diagnostic use in screening for Down syndrome.

•	Financings: In October 2007 we completed a $30 million private placement of common stock, and in April 2007 we completed a registered direct offering of $20 million of common stock.

•	First Analyst and Investor Briefing: In September 2007, we held “Sequenom Today and Tomorrow,” which included presentations from Company management and distinguished speakers including:
•	Stacey Gabriel, Ph.D., Director, Genetic Analysis Platform, Broad Institute of MIT and Harvard University
•	Norma Jean Nowak, Ph.D., Director of Science and Technology, New York State Center for Excellence in Bioinformatics and Life Sciences; Founder and Chief Scientific Officer of Empire Genomics LLC
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Allan T. Bombard, MD, Chief Medical Officer, Sharp Mary Birch Hospital; Adjunct Professor, Obstetrics and Gynecology/SUNY Downstate Medical Center; Clinical Professor, Albert Einstein College of Medicine

Sequenom Reports 2007 Fourth Quarter and Full Year Financial Results

•	Kenneth J. Moise, Jr., MD, Professor of Obstetrics and Gynecology Division of Maternal-Fetal Medicine at Baylor College of Medicine

2008 Corporate Goals

•	PCR Product: In early 2008, we introduced a new PCR product aimed at improving customer experience and expanding our higher margin, recurring consumable revenues.

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iSEQ (Pathogen Typing): Within the first half of 2008, we expect to introduce an entirely new application for pathogen typing, which is being developed with input from the Health Protection Agency in the U.K. and the Centers for Disease Control and Prevention in the U.S.

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iPLEX Platinum: We expect to conduct a limited introduction in early 2008 of this third-generation iPLEX genotyping assay, which is expected to further increase the multiplexing capability of the MassARRAY platform while improving data quality and work flow.

•	Copy Number Variation (CNV): In the 2008 second quarter, we plan to expand the functionality of our TYPER 4 software to enable our MassARRAY platform to provide genetic copy number variation analysis.

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Introduction of SEQureDx Technology on the MassARRAY Platform: In 2008, we intend to launch two LDT (home brew) tests on the MassARRAY platform using SEQureDx Technology through CLIA-certified laboratories. An RhD incompatibility test will be launched by mid year and a FetalXY Gender Screening test will be transferred to partners in the first half of the year, with a commercial launch by the end of the third quarter.

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Closed Tube Assay: A closed tube assay should vastly improve the efficiency and time associated with the pre-PCR workflow at the front end of the MassARRAY system process. We expect to conclude commercial feasibility of such an assay in the fourth quarter of 2008 with commercial launch in early 2009.

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International Society of Prenatal Diagnostics (ISPD) Conference: Sequenom and its collaborators will be presenting several abstracts at the ISPD conference in Vancouver, British Columbia, Canada during June 2008, including initial clinical and analytical performance data on the SEQureDx Trisomy 21 test in development.

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Trisomy 21 LDT Test: In the fourth quarter we expect to transfer a Trisomy 21 test based on SEQureDx Technology utilizing our MassARRAY platform to regional collaborators in the U.S. for assay and clinical validation, with commercialization beginning in the first half of 2009.

2008 Financial Guidance

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We expect total 2008 revenues to be in the $53 to $56 million range, representing a 30% to 37% increase over 2007 revenues. We also expect improvement in our gross margin resulting from increased efficiencies and cost reductions in our Contract Research Services and other business groups.

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We plan to increase our investment in our noninvasive prenatal diagnostics research, development, and commercialization initiatives and sales and marketing initiatives in our genetic analysis business. As a result, for 2008 we expect to shift more of our research and development expenses to prenatal diagnostics while also increasing the overall research and development expenses from $14 million in 2007 to $26 to $28 million in 2008. We are also expecting to increase our selling, general and administrative expenses from $16.9 million in 2007 to range from $34 to $36 million, and stock-based compensation expense to be $3 to $4 million.

Sequenom Reports 2007 Fourth Quarter and Full Year Financial Results

•	We expect our net loss for 2008 to be between $30 and $33 million, and our cash burn to be $26 to $28 million.

Conference Call

Sequenom’s management will host a conference call today beginning at 4:30 p.m. Eastern time (1:30 p.m. Pacific time) to discuss financial results, provide a business update and answer questions. Individuals interested in participating in the conference call may do so by dialing (866) 844-2998 for domestic callers or (706) 679-9912 for international callers. Those interested in listening to the conference call live via the Internet may do so by visiting the company’s Web site at www.sequenom.com and clicking the webcast link in the lower-left corner of the homepage.

A webcast replay will be available on the Sequenom Web site for 14 days. A telephone replay will be available for 48 hours following the conclusion of the call by dialing (800) 642-1687 for domestic callers, or (706) 645-9291 for international callers, and entering reservation code 34412288.

About Sequenom

Sequenom is committed to providing the best genetic analysis products that translate genomic science into superior solutions for biomedical research, livestock and agricultural applications, molecular medicine, and noninvasive prenatal testing. Sequenom’s proprietary MassARRAY system is a high-performance nucleic acid analysis platform that efficiently and precisely measures the amount of genetic target material and variations therein. The system is able to deliver reliable and specific data from complex biological samples and from genetic target material that is only available in trace amounts. Sequenom has exclusively licensed intellectual property rights for the development and commercialization of noninvasive prenatal genetic tests for use with the MassARRAY system and other platforms.

Sequenom®, MassARRAY®, iPLEX®, Assays-By-SequenomTM and SEQureDx™ are trademarks of SEQUENOM, Inc.

Except for the historical information contained herein, the matters set forth in this press release, including statements regarding the Company’s expected future growth for the Contract Research Services business, the Company’s plans to continue to build on its genetic analysis business by adding new products and to continue development of its molecular diagnostics programs including its noninvasive prenatal diagnostic franchise, the Company’s plans to introduce noninvasive prenatal genetic tests as homebrews to be performed on the MassARRAY platform, the Company’s plans and activities related to commercializing a noninvasive genetic test for Down syndrome, the potential and impact of the Company’s exclusively licensed nanopore technology, expectations or intentions regarding the Company’s agreements or relationships with others such as Sensigen LLC, Sharp Healthcare, NAFTNet, Harvard University and others, further international expansion, and all of the statements under 2008 Corporate Goals and under 2008 Financial Guidance, are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including

Sequenom Reports 2007 Fourth Quarter and Full Year Financial Results

the risks and uncertainties associated with the Company’s operating performance, demand for and market acceptance of the Company’s products, services, and technologies, new technology and product development and commercialization particularly for new technologies such as molecular diagnostics, and particularly noninvasive prenatal diagnostics, reliance upon the collaborative efforts of other parties, research and development progress, competition, government regulation, obtaining or maintaining regulatory approvals, and other risks detailed from time to time in the Company’s SEC (U.S. Securities and Exchange Commission) filings, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 and other documents subsequently filed with or furnished to the SEC. These forward-looking statements are based on current information that may change and you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and the Company undertakes no obligation to revise or update any forward-looking statement to reflect events or circumstances after the issuance of this press release.

[Tables to follow]

SEQUENOM, Inc.

Condensed Consolidated Financial Statements

(in thousands, except per share data)

	Three months ended		Twelve months ended
	Dec 31,		Dec 31,
	2007	2006	2007	2006
	(unaudited)	(unaudited)	(unaudited)
Revenues:
Consumable	$4,579	$3,752	$16,530	$12,930
Other product related	5,515	3,666	20,835	14,121
Services	924	469	3,524	1,023
Research and other	96	—	113	422

Total revenues	11,114	7,887	41,002	28,496
Costs and expenses:
Cost of product and service revenue	5,025	3,208	18,078	11,887
Research and development expenses	4,494	4,039	14,382	11,939
Sales and marketing expenses	5,030	3,217	16,971	10,993
General and administrative expenses	3,966	3,104	14,099	11,432
Amortization of acquired intangibles and other	—	3	—	1,521

Total costs and expenses	18,515	13,571	63,530	47,772
Operating loss	(7,401)	(5,684)	(22,528)	(19,276)
Interest income and other, net	599	425	1,663	1,077

Loss before incomes taxes	(6,802)	(5,259)	(20,865)	(18,199)
Deferred tax benefit (expense)	6	(73)	—	622

Net loss	$(6,796)	$(5,332)	$(20,865)	$(17,577)

Weighted average shares outstanding,	43,618	33,431	38,865	24,842
basic and diluted
Net loss per share, basic and diluted:	$(0.16)	$(0.16)	$(0.54)	$(0.71)

SEQUENOM, Inc.

Consolidated Balance Sheet Information

Consolidated Balance Sheet Information
	December 31, 2007	December 31, 2006
	(unaudited)
Assets:
Cash, cash equivalents, restricted cash and short—term investments	$53,106	$26,330
Accounts receivable, net	10,957	4,834
Inventories, net	4,191	2,567
Other current assets	1,094	677

Total current assets	69,348	34,408

Property, equipment and leasehold improvements, net	5,959	4,528
Other assets	765	945

Total assets	$76,072	$39,881

Liabilities and Stockholders' Equity:
Accounts payable	$8,408	$3,809
Accrued expenses	5,622	5,140
Deferred revenue	873	1,578
Other current liabilities	752	230

Total current liabilities	15,655	10,757
Long-term liabilities	6,078	3,674
Stockholders' equity	54,339	25,450

Total liabilities and stockholders' equity	$76,072	$39,881